Exhibit 99.1

NEWS RELEASE

Visteon Announces Second-Quarter 2014 Results; Reports Record Quarterly Adjusted EBITDA

•	Solid financial performance

•	Sales of $2.04 billion ($1.78 billion excluding discontinued operations)

•	Record quarterly adjusted EBITDA of $193 million ($175 million excluding discontinued operations)

•	Cash from operations of $31 million

•	Continued progress under comprehensive shareholder value creation plan

•	Reached agreement to sell majority of interiors business

•	Completed acquisition of Johnson Controls’ electronics business on July 1

•	Completed HVCC acquisition of thermal and emissions product line of Cooper-Standard Automotive

•	Purchased group annuity contract settling about one-third of U.S. pension liability at cost approximately equivalent to balance sheet liability

•	Launched $500 million share repurchase via an accelerated stock buyback

•	Refinanced 6.75 percent bonds with 7-year Libor + 275 bps term loan

•	Increased full-year 2014 guidance for adjusted EBITDA, adjusted free cash flow and adjusted earnings per share

•	Reflects improved performance and impact of discontinued operations, addition of newly acquired Johnson Controls electronics for second half, and other transactions

•	Announced preliminary guidance for 2015 reflecting 13 percent increase in revenue and 16 percent increase in adjusted EBITDA compared with 2014

VAN BUREN TOWNSHIP, Mich., Aug. 6, 2014 — Visteon Corporation (NYSE: VC) today announced second-quarter 2014 results, reporting sales of $1.78 billion and a net loss attributable to Visteon of $155 million, or a loss of $3.35 per diluted share, which includes a $173 million loss related to the agreement to sell a majority of the interiors business. Adjusted EBITDA, a non-GAAP financial measure as defined below, was $193 million, compared with $163 million in the same period last year. As a result of the previously announced agreement to divest a majority of its interiors business, Visteon reclassified a significant portion of interiors results to discontinued operations and recast prior periods accordingly.

“We achieved record quarterly adjusted EBITDA on the underlying strength of our core thermal energy management and cockpit electronics businesses,” said Tim Leuliette, president and CEO. “Our performance was buoyed by some positive customer agreements, and we also completed several actions under our value creation strategy – most notably the acquisition of Johnson Controls’ electronics business. With our two profitable, technology-focused core businesses, Visteon is nicely positioned for growth and for continuing to deliver exceptional value to customers and shareholders.”

Cash from operating activities including discontinued operations in the second quarter totaled $31 million, compared to $36 million from the same period in 2013. Adjusted free cash flow, a non-GAAP financial measure as defined below, including discontinued operations, was a use of $18 million for the second quarter of 2014.

Continued Progress on Shareholder Value Creation Plan

Johnson Controls Electronics Acquisition

On July 1, Visteon completed the purchase of the automotive electronics business of Johnson Controls in a cash transaction valued at $265 million, subject to adjustment. The newly combined electronics enterprise has annual sales of more than $3 billion and holds the No. 2 global position in driver information, with above-average growth rates for the cockpit electronics segment.

HVCC Acquisition of Thermal and Emissions Product Line of Cooper-Standard Automotive

On July 31, Halla Visteon Climate Control Corp. (HVCC) completed the purchase of the automotive thermal and emissions product line of Cooper-Standard Automotive Inc., a subsidiary of Cooper-Standard Holdings Inc., in a move that expands HVCC’s thermal energy management product portfolio and further diversifies its customer base. HVCC, which is 70 percent owned by Visteon, announced the cash transaction, valued at $46 million, on June 30.

Purchase of Group Annuity Contract for Certain U.S. Pension Assets

Visteon on July 16 announced that it had entered into an agreement to transfer certain U.S. pension assets to Prudential Insurance Company of America, a subsidiary of Prudential Financial, Inc., to settle approximately $350 million of Visteon’s $1.1 billion in outstanding U.S. pension obligations. The transaction furthers Visteon’s objective of reducing risk in the pension plan and better managing the ongoing cost volatility of such plans, while continuing to meet its obligation to all current participants. The annuity purchase requires no immediate cash contribution from the company and will be funded by existing plan assets.

Refinancing Actions

In April, Visteon entered into a credit agreement for a total commitment of $800 million, including a $600 million seven-year delayed draw term loan B with a final maturity date of April 9, 2021, and a $200 million five-year revolving credit facility with a maturity date of April 9, 2019. On June 23, 2014, Visteon drew the $600 million term loan. In the second quarter of 2014, Visteon also redeemed its remaining $400 million of outstanding 6.75 percent senior notes due April 15, 2019.

Share Repurchase Program

In May, Visteon entered into agreements with a third-party financial institution to repurchase $500 million of its common shares under an accelerated stock buyback (ASB) program. Visteon subsequently paid the $500 million and received initial share deliveries totaling 4,523,158 shares in May. The total number of shares that the company ultimately will receive will be determined when the ASB program is completed, based generally on the daily volume-weighted average share price of the company’s common stock during a period of up to approximately 12 months, minus an agreed discount, 50 percent of which will be subject to a maximum per share price.

Second Quarter in Review

Visteon reported second-quarter sales of $1.78 billion, an increase of $172 million compared with the same quarter a year earlier. Climate sales totaled $1.33 billion, an increase of $85 million from the second quarter last year; electronics sales of $443 million were up $89 million year-over-year. Hyundai-Kia accounted for approximately 39 percent of Visteon’s second-quarter sales and Ford Motor Company accounted for 30 percent. On a regional basis, Asia accounted for 51 percent of sales, including the impacts of Yanfeng Visteon Electronics Co. Ltd. (YFVE), in which Visteon acquired a controlling ownership interest effective in November 2013; Europe represented 27 percent; North America 19 percent; and South America 3 percent. An additional $258 million of sales were reclassified as discontinued operations.

Gross margin for the second quarter of 2014 was $194 million, compared with $163 million a year earlier. The $31 million increase included YFVE consolidation impacts, higher sales volume and new business impacts, partially offset by exchange. Selling, general and administrative (SG&A) expenses were $84 million, or 4.7 percent of sales, for the second quarter of 2014 compared with $77 million, or 4.8 percent of sales, a year earlier. Equity in net income of non-consolidated affiliates decreased by $31 million as a result of the 2013 sale of the company’s 50 percent ownership interest in Yanfeng Automotive Trim Systems Co., Ltd.

For the second quarter of 2014, the company reported net loss attributable to Visteon of $155 million, or a loss of $3.35 per diluted share. Net income attributable to Visteon decreased $220 million compared with the same period a year ago, reflecting an impairment loss on long-lived assets held for sale of $173 million, included in loss from discontinued operations; lower equity in net income of non-consolidated affiliates of $31 million; and a loss on debt extinguishment of $23 million relating to the redemption of the 6.75 percent senior notes due April 2019. Adjusted EBITDA for the second quarter of 2014 was $193 million, compared with $163 million for the same period a year earlier, primarily reflecting the impact of YFVE, favorable volume and new business, partially offset by currency impacts.

Cash and Debt Balances

As of June 30, 2014, Visteon had global cash balances totaling $1.4 billion, including restricted cash of $12 million, cash held for sale of $114 million, and restricted cash held for sale of $14 million. Total debt as of June 30 was $960 million, including debt held for sale of $32 million.

For the second quarter of 2014, Visteon generated $31 million of cash from operations including discontinued operations, compared with $36 million in the same period a year earlier. The $5 million decrease was primarily driven by timing of working capital, partially offset by higher non-consolidated affiliate dividends. Capital expenditures including discontinued operations in the quarter were $75 million, up from $51 million in the second quarter of 2013. Adjusted free cash flow including discontinued operations was a use of $18 million in the quarter, compared with $2 million generated in the second quarter of 2013.

Full-Year 2014 Outlook

Visteon adjusted its full-year 2014 guidance for its key financial metrics to reflect improved performance and the impact of discontinued operations and several transactions, including the Johnson Controls electronics acquisition. The company projects 2014 sales of $7.6 billion, adjusted EBITDA including discontinued operations in the range of $700 million to $730 million, adjusted free cash flow in the range of $125 million to $165 million, and adjusted earnings per share in the range of $3.30 to $3.96.

Preliminary 2015 Guidance

Visteon provided preliminary guidance for 2015. The company projects 2015 sales in the range of $8.5 billion to $8.7 billion, and adjusted EBITDA in the range of $780 million to $820 million.

About Visteon

Visteon is a global automotive supplier delivering value for vehicle manufacturers and shareholders through two high-growth core businesses: automotive cockpit electronics and thermal management. Visteon owns 70 percent of Halla Visteon Climate Control Corp., the world’s second largest provider of vehicle thermal management solutions. Visteon designs, engineers and manufactures innovative components and systems for virtually every vehicle manufacturer worldwide. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Chelmsford, UK; Visteon has facilities in 32 countries and employs about 29,000 people. Visteon had sales of $7.4 billion in 2013. Learn more at www.visteon.com.

Conference Call and Presentation

Today, Wednesday, Aug. 6 at 9 a.m. EDT, the company will host a conference call for the investment community to discuss the quarter’s results and other related items. The conference call is available to the general public via a live audio webcast.

The dial-in numbers to participate in the call are:

U.S./Canada: 800-326-9418

Outside U.S./Canada: 706-643-3752

(Call approximately 10 minutes before the start of the conference.)

The conference call and live audio webcast, the financial results news release, related presentation materials and other supplemental information will be accessible through Visteon’s website at www.visteon.com.

A replay of the conference call will be available through the company’s website or by dialing

855-859-2056 (toll-free from the U.S. and Canada) or 404-537-3406 (international). The conference ID for the phone replay is 74778818. The phone replay will be available for one week following the conference call.

Forward-looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including, but not limited to: (1) conditions within the automotive industry, including (i) the automotive vehicle production volumes and schedules of our customers, (ii) the financial condition of our customers and the effects of any restructuring or reorganization plans that may be undertaken by our customers or suppliers, including work stoppages, and (iii) possible disruptions in the supply of commodities to us or our customers due to financial distress, work stoppages, natural disasters or civil unrest; (2) our ability to satisfy future capital and liquidity requirements; including our ability to access the credit and capital markets at the times and in the amounts needed and on terms acceptable to us; our ability to comply with financial and other covenants in our credit agreements; and the continuation of acceptable supplier payment terms; (3) our ability to satisfy pension and other post-employment benefit obligations; (4) our ability to access funds generated by foreign subsidiaries and joint ventures on a timely and cost-effective basis; (5) our ability to execute on our transformational plans and cost-reduction initiatives in the amounts and on the timing contemplated; (6) general economic conditions, including changes in interest rates, currency exchange rates and fuel prices; (7) the timing and expenses related to internal restructurings, employee reductions, acquisitions or dispositions and the effect of pension and other post-employment benefit obligations; (8) increases in raw material and energy costs and our ability to offset or recover these costs, increases in our warranty, product liability and recall costs or the outcome of legal or regulatory proceedings to which we are or may become a party; and (9) those factors identified in our filings with the SEC (including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2013).

Caution should be taken not to place undue reliance on our forward-looking statements, which represent our view only as of the date of this release, and which we assume no obligation to update. The financial results presented herein are preliminary and unaudited; final financial results will be included in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014. New business wins and rewins do not represent firm orders or firm commitments from customers, but are based on various assumptions, including the timing and duration of product launches, vehicle production levels, customer price reductions and currency exchange rates.

Use of Non-GAAP Financial Information

This press release contains information about Visteon’s financial results which is not presented in accordance with accounting principles generally accepted in the United States (U.S. GAAP). Such non-GAAP financial measures are reconciled to their closest U.S. GAAP financial measures at the end of this press release. The provision of these comparable U.S. GAAP financial measures for full-year 2014 and 2015 is not intended to indicate that Visteon is explicitly or implicitly providing projections on those U.S. GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the company at the date of this press release and the adjustments that management can reasonably predict.

Contact:

Media:

Jim Fisher

734-710-5557

jfishe89@visteon.com

Investors:

Bob Krakowiak

734-710-5793

bkrakowi@visteon.com

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Millions, Except Per Share Data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2014	2013	2014	2013
Sales	$1,782	$1,610	$3,500	$3,196
Cost of sales	1,588	1,447	3,127	2,883

Gross margin	194	163	373	313
Selling, general and administrative expenses	84	77	165	150
Loss on debt extinguishment	23	—	23	—
Restructuring expenses	13	2	14	21
Equity in net income of non-consolidated affiliates	11	42	13	86
Interest expense, net	6	8	14	18
Other expenses (income)	14	(3)	20	8

Income from continuing operations before income taxes	65	121	150	202
Provision for income taxes	41	39	72	36

Net income from continuing operations	24	82	78	166
(Loss) income from discontinued operations, net of tax	(165)	4	(171)	4

Net (loss) income	(141)	86	(93)	170
Net income attributable to non-controlling interests	14	21	43	36

Net (loss) income attributable to Visteon Corporation	$(155)	$65	$(136)	$134

(Loss) earnings per share data:
Basic (loss) earnings per share
Continuing operations	$(0.04)	$1.24	$0.51	$2.60
Discontinued operations	(3.31)	0.06	(3.40)	0.04

Basic (loss) earnings per share attributable to Visteon Corporation	$(3.35)	$1.30	$(2.89)	$2.64

Diluted (loss) earnings per share
Continuing operations	$(0.04)	$1.23	$0.49	$2.57
Discontinued operations	(3.31)	0.06	(3.30)	0.04

Diluted (loss) earnings per share attributable to Visteon Corporation	$(3.35)	$1.29	$(2.81)	$2.61

Average shares outstanding (in millions)
Basic	46.2	50.0	47.1	50.8
Diluted	46.2	50.5	48.4	51.3
Comprehensive (loss) income:
Comprehensive (loss) income	$(107)	$50	$(80)	$90
Comprehensive (loss) income attributable to Visteon Corporation	$(131)	$38	$(124)	$79

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Millions)

(Unaudited)

	June 30 2014	December 31 2013
ASSETS
Cash and equivalents	$1,285	$1,677
Restricted cash	12	25
Accounts receivable, net	1,129	1,227
Inventories, net	462	472
Assets held for sale	432	—
Other current assets	305	352

Total current assets	3,625	3,753
Property and equipment, net	1,280	1,414
Intangible assets, net	416	447
Investments in non-consolidated affiliates	160	228
Other non-current assets	168	185

Total assets	$5,649	$6,027

LIABILITIES AND EQUITY
Short-term debt, including current portion of long-term debt	$127	$106
Accounts payable	1,036	1,207
Accrued employee liabilities	152	202
Liabilities held for sale	344	—
Other current liabilities	274	287

Total current liabilities	1,933	1,802
Long-term debt	801	624
Employee benefits	418	440
Deferred tax liabilities	128	137
Other non-current liabilities	148	151
Stockholders’ equity
Preferred stock	—	—
Common stock	1	1
Stock warrants	6	6
Additional paid-in capital	1,236	1,291
Retained earnings	820	956
Accumulated other comprehensive loss	—	(12)
Treasury stock	(752)	(322)

Total Visteon Corporation stockholders’ equity	1,311	1,920
Non-controlling interests	910	953

Total equity	2,221	2,873

Total liabilities and equity	$5,649	$6,027

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS 1

(Dollars in Millions)

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2014	2013	2014	2013
OPERATING
Net (loss) income	$(141)	$86	$(93)	$170
Adjustments to reconcile net (loss) income to net cash provided from operating activities:
Impairment of long-lived assets	173	—	173	—
Depreciation and amortization	64	65	130	132
Loss on debt extinguishment	23	—	23	—
Equity in net income of non-consolidated affiliates, net of dividends remitted	7	(41)	5	(82)
Stock-based compensation	3	5	6	11
Other non-cash items	5	(5)	5	(5)
Changes in assets and liabilities:
Accounts receivable	12	(45)	(78)	(87)
Inventories	—	8	(18)	(43)
Accounts payable	(110)	(7)	21	183
Accrued income taxes	10	1	12	(56)
Other assets and other liabilities	(15)	(31)	(59)	(65)

Net cash provided from operating activities	31	36	127	158
INVESTING
Capital expenditures	(75)	(51)	(127)	(114)
Proceeds from business divestitures and asset sales	25	22	60	39
Other	(1)	—	(4)	—

Net cash used by investing activities	(51)	(29)	(71)	(75)
FINANCING
Short-term debt, net	39	31	35	43
Proceeds from issuance of debt, net of issuance costs	590	—	590	204
Repurchase of long-term notes	(419)	—	(419)	—
Payments to repurchase common stock	(500)	—	(500)	(125)
Dividends paid to non-controlling interests	(29)	(22)	(45)	(22)
Other	3	(3)	3	(4)

Net cash (used by) provided from financing activities	(316)	6	(336)	96
Effect of exchange rate changes on cash and equivalents	7	(10)	2	(21)

Net (decrease) increase in cash and equivalents	(329)	3	(278)	158
Cash and equivalents at beginning of period	1,728	980	1,677	825

Cash and equivalents at end of period	$1,399	$983	$1,399	$983

[1]	The Company has combined cash flows from discontinued operations with cash flows from continuing operations within the operating, investing and financing categories. As such, cash and equivalents above include amounts reflected in assets held for sale on the Consolidated Balance Sheets.

VISTEON CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited, Dollars in Millions)

Adjusted EBITDA: Adjusted EBITDA is presented as a supplemental measure of the Company’s performance that management believes is useful to investors because the excluded items may vary significantly in timing or amounts and/or may obscure trends useful in evaluating and comparing the Company’s operating activities across reporting periods. The Company defines Adjusted EBITDA as net income attributable to Visteon, plus net interest expense, provision for income taxes and depreciation and amortization, as further adjusted to eliminate the impact of equity in net income of non-consolidated affiliates, net income attributable to non-controlling interests, asset impairments, gains or losses on divestitures, net restructuring expenses and other reimbursable costs, non-cash stock-based compensation expense, certain employee charges and benefits, reorganization items, and other non-operating gains and losses. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

	Three Months Ended		Six Months Ended		Estimated	Estimated
	June 30		June 30		Full Year	Full Year
	2014	2013	2014	2013	2014	2015
Adjusted EBITDA	$193	$163	$363	$304	$700 - $730	$780 - $820
Interest expense, net	6	8	14	18	30	35
Provision for income taxes	41	39	72	36	135	155
Depreciation and amortization	61	59	121	119	260	290
Equity in affiliates/Non-controlling interests	3	(21)	30	(50)	95	110
Loss on debt extinguishment	23	—	23	—	23	—
Restructuring expenses	13	2	14	21	30	50
Other expenses (income)	14	(3)	20	8	42	25
Non-cash, stock-based compensation expense	3	4	6	10	15	15
Other	1	—	1	—	25	10
Discontinued operations	183	10	198	8	375	—

Net (loss) income attributable to Visteon	$(155)	$65	$(136)	$134	$(330) - $(300)	$90 - $130

Adjusted EBITDA is not a recognized term under U.S. GAAP and does not purport to be a substitute for net income as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. Adjusted EBITDA has limitations as an analytical tool and is not intended to be a measure of cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. In addition, the Company uses Adjusted EBITDA (i) as a factor in incentive compensation decisions, (ii) to evaluate the effectiveness of the Company’s business strategies, and (iii) because the Company’s credit agreements use similar measures for compliance with certain covenants.

Free Cash Flow and Adjusted Free Cash Flow: Free cash flow and Adjusted free cash flow are presented as supplemental measures of the Company’s liquidity that management believes are useful to investors in analyzing the Company’s ability to service and repay its debt. The Company defines Free cash flow as cash flow provided from operating activities less capital expenditures. The Company defines Adjusted free cash flow as cash flow provided from operating activities less capital expenditures, as further adjusted for restructuring payments net of customer recoveries and transformation-related payments. Because not all companies use identical calculations, this presentation of Free cash flow and Adjusted free cash flow may not be comparable to other similarly titled measures of other companies.

	Three Months Ended June 30		Six Months Ended June 30		Estimated Full Year 2014
	2014	2013	2014	2013
Cash provided from operating activities	$31	$36	$127	$158	$300 - $340
Capital expenditures	(75)	(51)	(127)	(114)	(320)

Free cash flow	$(44)	$(15)	$—	$44	($20) - $20
Restructuring payments, net	12	11	22	26	95
Transformation-related payments	14	6	24	27	50

Adjusted free cash flow	$(18)	$2	$46	$97	$125 - $165

Free cash flow and Adjusted free cash flow are not recognized terms under U.S. GAAP and do not purport to be a substitute for cash flows from operating activities as a measure of liquidity. Free cash flow and Adjusted free cash flow have limitations as analytical tools as they do not reflect cash used to service debt and do not reflect funds available for investment or other discretionary uses. In addition, the Company uses Free cash flow and Adjusted free cash flow (i) as factors in incentive compensation decisions and (ii) for planning and forecasting future periods.

Adjusted Net Income and Adjusted Earnings Per Share: Adjusted net income and Adjusted earnings per share are presented as supplemental measures that management believes are useful to investors in analyzing the Company’s profitability. The Company defines Adjusted net income as net income attributable to Visteon plus net restructuring expenses, reorganization items, discontinued operations and other non-operating gains and losses. The Company defines Adjusted earnings per share as Adjusted net income divided by diluted shares. Because not all companies use identical calculations, this presentation of Adjusted net income and Adjusted earnings per share may not be comparable to other similarly titled measures of other companies.

	Includes Discontinued Operations
	Three Months Ended June 30		Six Months Ended June 30		Estimated Full Year 2014
	2014	2013	2014	2013
Diluted (loss) earnings per share:
Net (loss) income attributable to Visteon	$(155)	$65	$(136)	$134	$(330)-$(300)
Average shares outstanding, diluted (in millions)	46.2	50.5	48.4	51.3	47.0

Diluted (loss) earnings per share	$(3.35)	$1.29	$(2.81)	$2.61	$(7.02)-$(6.38)
Adjusted earnings per share:
Net (loss) income attributable to Visteon	$(155)	$65	$(136)	$134	$(330)-$(300)
Other expenses	54	3	61	33	130
Other included in discontinued operations	182	3	187	9	340

Adjusted net income	$81	$71	$112	$176	$140-$170
Average shares outstanding, diluted (in millions)	46.2	50.5	48.4	51.3	47.0

Adjusted earnings per share*	$1.75	$1.41	$2.31	$3.43	$2.98-$3.62

Adjusted net income and Adjusted earnings per share are not recognized terms under U.S. GAAP and do not purport to be a substitute for profitability. Adjusted net income and Adjusted earnings per share have limitations as analytical tools as they do not consider certain restructuring and transaction-related payments and/or expenses. In addition, the Company uses Adjusted net income and Adjusted earnings per share for planning and forecasting future periods.

*	Full year adjusted earnings per share guidance excludes the impacts of discontinued operations.